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                                                              EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended January 1, 1994 and for the one quarter ended March 26,
1994 and March 27, 1993.

                                Quarter Ended                           Fiscal Years Ended
                           ---------------------  ---------------------------------------------------------------
                            March 26,  March 27,  January 1,  January 2,  December 28, December 29, December 30,
                              1994       1993        1994       1993         1991          1990         1989
                           (12 Weeks) (12 Weeks)  (52 Weeks)  (53 Weeks)   (52 weeks)   (52 weeks)   (52 Weeks)
                           ---------- ----------  ---------- ------------ ------------ ------------ ------------
                                                           (in thousands of dollars)
Earnings
  Earnings (loss) from
  continuing operations
  before tax expense
  (credit), extraordinary
  loss and cumulative
  effect of change in
  accounting . . . . . . .  $ 91,206   $ 49,602    $283,938    $173,415    $168,595      $142,203    $  (8,739)
  Fixed charges. . . . . .   117,370    135,352     556,008     640,004     687,226       708,455      788,239
  Capitalized interest . .      (228)       145         230        (960)        122           (39)        (839)
                            --------   --------    --------    --------    --------      --------    ---------
                            $208,348   $185,099    $840,176    $812,459    $855,943      $850,619     $778,661
                            ========   ========    ========    ========    ========      ========    =========
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

Fixed Charges
  Interest . . . . . . . .  $ 76,581   $ 97,107    $391,693    $476,932    $536,485      $565,540     $651,038
  Portion of rental
  payments deemed to be
  interest. . . . . . . .     40,789     38,245     164,315     163,072     150,741       142,915      137,201
                            --------   --------    --------    --------    --------      --------    ---------
                            $117,370   $135,352    $556,008    $640,004    $687,226      $708,455     $788,239
                            ========   ========    ========    ========    ========      ========    =========
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

Ratio of Earnings to
  Fixed Charges . . . . .        1.8        1.4         1.5         1.3         1.2          1.2           -
Dollar Deficiency of
  Coverage. . . . . . . .        N/A        N/A         N/A         N/A         N/A          N/A       ($9,578)
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